AUTODESK, INC. ANNOUNCES FISCAL 2023 SECOND QUARTER RESULTS
- Second quarter revenue and billings both grew 17 percent year-over-year
- Second quarter GAAP and non-GAAP operating margin expanded by 6 and 5 percentage points, respectively

SAN FRANCISCO, AUGUST 24, 2022-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the second quarter of fiscal 2023.

All growth rates are compared to the second quarter of fiscal 2022, unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

Second Quarter Fiscal 2023 Financial Highlights
•Total revenue increased 17 percent to $1,237 million;
•GAAP operating margin was 20 percent, up 6 percentage points;
•Non-GAAP operating margin was 36 percent, up 5 percentage points;
•GAAP diluted EPS was $0.85; Non-GAAP diluted EPS was $1.65;
•Cash flow from operating activities was $257 million; free cash flow was $246 million.

“We are moving from products to platforms and capabilities, and bringing those capabilities to any device, anywhere, through the cloud,” said Andrew Anagnost, Autodesk president and CEO. “By accelerating the convergence of workflows within and between the industries we serve, we are propelling the digital transformation of our customers and creating broader and deeper partnerships with them.”

“Demand remained robust, our competitive performance strong, and subscription business resilient during the second quarter,” said Debbie Clifford, Autodesk CFO. “With the underlying momentum of the business offsetting incremental foreign exchange headwinds, our guidance is unchanged at the mid-point across all metrics. We remain well on track to achieve our fiscal 23 goals.”

Additional Financial Details
•Total billings increased 17 percent to $1,191 million.
•Total revenue was $1,237 million, an increase of 17 percent as reported and on a constant currency basis. Recurring revenue represents 98 percent of total.
•Design revenue was $1,064 million, an increase of 15 percent as reported and on a constant currency basis. On a sequential basis, Design revenue increased 6 percent as reported and on a constant currency basis.
•Make revenue was $113 million, an increase of 26 percent as reported, and 27 percent on a constant currency basis. On a sequential basis, Make revenue increased 10 percent as reported and on a constant currency basis.
•Subscription plan revenue was $1,160 million, an increase of 16 percent as reported and 17 percent on a constant currency basis. On a sequential basis, subscription plan revenue increased 7 percent as reported and on a constant currency basis.
•Net revenue retention rate remained within the range of 100 to 110 percent.
•GAAP operating income was $242 million, compared to $148 million in the second quarter last year. GAAP operating margin was 20 percent, up 6 percentage points.

•Total non-GAAP operating income was $444 million, compared to $331 million in the second quarter last year. Non-GAAP operating margin was 36 percent, up 5 percentage points compared to the second quarter last year.
•GAAP diluted net income per share was $0.85, compared to $0.52 in the second quarter last year.
•Non-GAAP diluted net income per share was $1.65, compared to $1.21 in the second quarter last year.
•Deferred revenue increased 12 percent to $3.70 billion. Unbilled deferred revenue was $984 million, an increase of $141 million compared to the second quarter of last year. Remaining performance obligations (“RPO”) increased 13 percent to $4.69 billion. Current RPO increased 10 percent to $3.14 billion.
•Cash flow from operating activities was $257 million, an increase of $55 million compared to the second quarter last year. Free cash flow was $246 million, an increase of $60 million compared to the second quarter last year.

Second Quarter Fiscal 2023 Business Highlights

Net Revenue by Geographic Area

	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages) (1)			$	%	%
Net Revenue:
Americas
U.S.	$424	$348	$76	22%	*
Other Americas	91	75	16	21%	*
Total Americas	515	423	92	22%	21%
EMEA	473	410	63	15%	15%
APAC	249	227	22	10%	13%
Total Net Revenue	$1,237	$1,060	$177	17%	17%
____________________
* Constant currency data not provided at this level.
(1) In the current fiscal year, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise noted. The current year rounding presentation has been applied to all prior year amounts presented and, in certain circumstances, this change may adjust previously reported balances.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	Change compared to prior fiscal year
(In millions, except percentages) (1)			$	%
AEC (2)	$564	$479	$85	18%
AutoCAD and AutoCAD LT (2)	344	304	40	13%
MFG	242	208	34	16%
M&E	71	59	12	20%
Other	16	10	6	60%
Total Net Revenue	$1,237	$1,060	$177	17%
____________________
(1) In the current fiscal year, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise noted. The current year rounding presentation has been applied to all prior year amounts presented and, in certain circumstances, this change may adjust previously reported balances.
(2) During the fiscal quarter ended July 31, 2022, the Company corrected an immaterial classification error and reclassified certain revenue amounts between Architecture, Engineering and Construction and AutoCAD and AutoCAD LT. These reclassifications did not impact total net revenue and did not impact the fiscal quarter ended July 31, 2021, presented here. Fiscal quarters ended October 31, 2021, January 31, 2022, and April 30, 2022, were updated to conform to the current period presentation (not presented here).

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the third quarter and full-year fiscal 2023 takes into consideration the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2023 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Third Quarter Fiscal 2023

Q3 FY23 Guidance Metrics	Q3 FY23 (ending October 31, 2022)
Revenue (in millions)	$1,275 - $1,290
EPS GAAP	$0.90 - $0.96
EPS non-GAAP (1)	$1.66 - $1.72
____________________
(1) Non-GAAP earnings per diluted share excludes $0.74 related to stock-based compensation expense, $0.11 for the amortization of purchased intangibles, and $0.01 for acquisition-related costs, partially offset by ($0.10) related to GAAP-only tax charges.

Full Year Fiscal 2023

FY23 Guidance Metrics	FY23 (ending January 31, 2023)
Billings (in millions) (1)	$5,705 - $5,805 Up 18% - 21%
Revenue (in millions) (2)	$4,985 - $5,035 Up 14% - 15%
GAAP operating margin	Approx. 20%
Non-GAAP operating margin (3)	Approx. 36%
EPS GAAP	$3.40 - $3.59
EPS non-GAAP (4)	$6.52 - $6.71
Free cash flow (in millions) (5)	$2,000 - $2,080
____________________
(1) Excluding the approximately $185 million impact of foreign currency exchange rates and hedge gains/losses, billings guidance would be $5,890 - $5,990 million.
(2) Excluding the approximately $75 million impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $5,060 - $5,110 million.
(3) Non-GAAP operating margin excludes approximately 13% related to stock-based compensation expense, approximately 2% for the amortization of purchased intangibles, less than 1% related to acquisition-related costs, and less than 1% related to lease-related asset impairments and other charges.
(4) Non-GAAP earnings per diluted share excludes $2.95 related to stock-based compensation expense, $0.44 for the amortization of purchased intangibles, $0.08 related to lease-related asset impairments and other charges, and $0.04 related to acquisition-related costs, partially offset by ($0.39) related to GAAP-only tax charges.
(5) Free cash flow is cash flow from operating activities less approximately $60 million of capital expenditures.

The third quarter and full-year fiscal 2023 outlook assume a projected annual effective tax rate of 21 percent and 17 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions. Therefore, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its second quarter conference call today at 5 p.m. ET. The live broadcast can be accessed at autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7 p.m. ET at autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation, excel financials and other supplemental materials providing additional information can be found at autodesk.com/investor.

Contacts
Investors:
Simon Mays-Smith
415-746-0137
simon.mays-smith@autodesk.com

Press:
Stacy Doyle
503-330-6115
stacy.doyle@autodesk.com

Key Performance Metrics

To help better understand our financial performance, we use several key performance metrics including billings, recurring revenue and net revenue retention rate ("NR3"). These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Design Business: Represents the combination of maintenance, product subscriptions, and all EBAs. Main products include, but are not limited to, AutoCAD, AutoCAD LT, Industry Collections, Revit, Inventor, Maya and 3ds Max. Certain products, such as our computer aided manufacturing solutions, incorporate both Design and Make functionality and are classified as Design.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Industry Collections: Autodesk Industry Collections are a combination of products and services that target a specific user objective and support a set of workflows for that objective. Our Industry Collections consist of: Autodesk Architecture, Engineering and Construction Collection, Autodesk Product Design and Manufacturing Collection, and Autodesk Media and Entertainment Collection.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Make Business: Represents certain cloud-based product subscriptions. Main products include, but are not limited to, Assemble, Autodesk Build, BuildingConnected, Fusion 360 and ShotGrid. Certain products, such as Fusion 360, incorporate both Design and Make functionality and are classified as Make.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in Recurring Revenue for the population of customers that existed one year ago (“base customers”). Net revenue retention rate is calculated by dividing the current quarter Recurring Revenue related to base customers by the total corresponding quarter Recurring Revenue from one year ago. Recurring Revenue is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated. Recurring Revenue related to acquired companies, one year after acquisition, has been captured as existing customers until such data conforms to the calculation methodology. This may cause variability in the comparison.

Other Revenue: Consists of revenue from consulting, training, and other products and services, and is recognized as the products are delivered and services are performed.

Product Subscription: Provides customers a flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and cloud functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans, our subscription plan offerings, and certain Other revenue. It excludes subscription revenue related to third-party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations (RPO): The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes our cloud-enabled term-based product subscriptions, cloud service offerings, and flexible EBAs.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above statements about our short-term and long-term goals, statements regarding our strategies, market and product positions, performance and results, and all statements that are not historical facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our strategy to develop and introduce new products and services and to move to platforms and capabilities, exposing us to risks such as limited customer acceptance, costs related to product defects, and large expenditures; the effects of the COVID-19 pandemic and related public health measures; global economic and political conditions, including recessionary fears, supply chain disruptions, resulting inflationary pressures and hiring conditions; costs and challenges associated with strategic acquisitions and investments; dependency on international revenue and operations, exposing us to significant international regulatory, economic, intellectual property, collections, currency exchange rate, taxation, political, and other risks, including risks related to the war against Ukraine launched by Russia and our exit from Russia; inability to predict subscription renewal rates and their impact on our future revenue and operating results; existing and increased competition and rapidly evolving technological changes; fluctuation of our financial results, key metrics and other operating metrics; deriving a substantial portion of our net revenue from a small number of solutions, including our AutoCAD-based software products and collections; any failure to successfully execute and manage initiatives to realign or introduce new business and sales initiatives; net revenue, billings, earnings, cash flow, or subscriptions shortfalls; social and ethical issues relating to the use of artificial intelligence in our offerings; security incidents or other incidents compromising the integrity of our or our customers’ offerings, services, data, or intellectual property; reliance on third parties to provide us with a number of operational and technical services as well as software; our highly complex software, which may contain undetected errors, defects, or vulnerabilities; increasing regulatory focus on privacy issues and expanding laws; governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls; protection of our intellectual property rights and intellectual property infringement claims from others; the government procurement process; fluctuations in currency exchange rates; our debt service obligations; and our investment portfolio consisting of a variety of investment vehicles that are subject to interest rate trends, market volatility, and other economic factors. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K and subsequent forms 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk is changing how the world is designed and made. Our technology spans architecture, engineering, construction, product design, manufacturing, media and entertainment, empowering innovators everywhere to solve challenges big and small. From greener buildings to smarter products to more mesmerizing blockbusters, Autodesk software helps our customers to design and make a better world for all. For more information visit autodesk.com or follow @autodesk.

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2022 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data) (1)

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net revenue (2):
Subscription	$1,160	$997	$2,249	$1,924
Maintenance	17	17	35	36
Total subscription and maintenance revenue	1,177	1,014	2,284	1,960
Other	60	46	123	89
Total net revenue	1,237	1,060	2,407	2,049
Cost of revenue:
Cost of subscription and maintenance revenue	83	76	167	144
Cost of other revenue	21	16	40	30
Amortization of developed technologies	15	14	29	24
Total cost of revenue	119	106	236	198
Gross profit	1,118	954	2,171	1,851
Operating expenses:
Marketing and sales	433	399	852	776
Research and development	306	277	595	543
General and administrative	128	119	248	231
Amortization of purchased intangibles	9	11	20	19
Total operating expenses	876	806	1,715	1,569
Income from operations	242	148	456	282
Interest and other expense, net	(10)	(9)	(29)	(12)
Income before income taxes	232	139	427	270
(Provision) benefit for income taxes	(46)	(24)	(95)	1
Net income	$186	$115	$332	$271
Basic net income per share	$0.86	$0.52	$1.53	$1.23
Diluted net income per share	$0.85	$0.52	$1.52	$1.22
Weighted average shares used in computing basic net income per share	217	220	217	220
Weighted average shares used in computing diluted net income per share	218	222	218	222
____________________
(1) In the current fiscal year, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise noted. The current year rounding presentation has been applied to all prior year amounts presented and, in certain circumstances, this change may adjust previously reported balances.

(2) In current fiscal year, the Company changed its presentation of certain subscription plan offerings in our Condensed Consolidated Statement of Operations. Revenue from subscription plan offerings in which the customer does not utilize the cloud functionality or that do not incorporate substantial cloud functionality, previously recorded in “Subscription” have been reclassified to “Other” and “Maintenance,” as applicable. Accordingly, prior period amounts have been reclassified to conform to the current period presentation, in all material respects. These reclassifications did not impact total net revenue.

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions) (1)

	July 31, 2022	January 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,440	$1,528
Marketable securities	85	236
Accounts receivable, net	434	716
Prepaid expenses and other current assets	370	284
Total current assets	2,329	2,764
Long-term marketable securities	46	45
Computer equipment, software, furniture and leasehold improvements, net	154	162
Operating lease right-of-use assets	292	305
Intangible assets, net	451	494
Goodwill	3,612	3,604
Deferred income taxes, net	790	741
Long-term other assets	553	492
Total assets	$8,227	$8,607
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109	$121
Accrued compensation	223	341
Accrued income taxes	16	30
Deferred revenue	2,709	2,863
Operating lease liabilities	80	87
Current portion of long-term notes payable, net	350	350
Other accrued liabilities	155	217
Total current liabilities	3,642	4,009
Long-term deferred revenue	994	927
Long-term operating lease liabilities	336	346
Long-term income taxes payable	57	20
Long-term deferred income taxes	37	29
Long-term notes payable, net	2,279	2,278
Long-term other liabilities	142	149
Stockholders’ equity:
Common stock and additional paid-in capital	3,089	2,923
Accumulated other comprehensive loss	(169)	(124)
Accumulated deficit	(2,180)	(1,950)
Total stockholders’ equity	740	849
Total liabilities and stockholders' equity	$8,227	$8,607
____________________
(1) In the current fiscal year, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise noted. The current year rounding presentation has been applied to all prior year amounts presented and, in certain circumstances, this change may adjust previously reported balances.

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions) (1)

	Six Months Ended July 31,
	2022	2021
	(Unaudited)
Operating activities:
Net income	$332	$271
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	76	72
Stock-based compensation expense	322	266
Deferred income taxes	(43)	26
Lease-related asset impairments	9	—
Other	(11)	9
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	281	293
Prepaid expenses and other assets	(25)	(158)
Accounts payable and other liabilities	(199)	(151)
Deferred revenue	(77)	(71)
Accrued income taxes	26	(19)
Net cash provided by operating activities	691	538
Investing activities:
Purchases of marketable securities	(97)	—
Sales and maturities of marketable securities	245	4
Capital expenditures	(23)	(36)
Purchases of developed technologies	(5)	(8)
Business combinations, net of cash acquired	(96)	(1,155)
Other investing activities	(47)	9
Net cash used in investing activities	(23)	(1,186)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	67	65
Taxes paid related to net share settlement of equity awards	(92)	(62)
Repurchases of common stock	(708)	(199)
Net cash used in financing activities	(733)	(196)
Effect of exchange rate changes on cash and cash equivalents	(23)	(4)
Net decrease in cash and cash equivalents	(88)	(848)
Cash and cash equivalents at beginning of period	1,528	1,772
Cash and cash equivalents at end of period	$1,440	$924

Supplemental cash flow disclosure:
Non-cash financing activities:
Fair value of common stock issued to settle liability-classified restricted common stock	$5	$—
Fair value of common stock issued related to business combinations	$10	$3
____________________
(1) In the current fiscal year, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise noted. The current year rounding presentation has been applied to all prior year amounts presented and, in certain circumstances, this change may adjust previously reported balances.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data) (2)

To supplement our condensed consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP operating margin, non-GAAP income from operations, non-GAAP diluted net income per share, and free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our condensed consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.
There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended July 31,		Six Months Ended July 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
GAAP operating margin	20%	14%	19%	14%
Stock-based compensation expense	14%	14%	13%	13%
Amortization of developed technologies	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%
Acquisition-related costs	—%	—%	—%	1%
Lease-related asset impairments and other charges	1%	—%	—%	—%
Non-GAAP operating margin (1)	36%	31%	35%	30%

GAAP income from operations	$242	$148	$456	$282
Stock-based compensation expense	169	153	324	269
Amortization of developed technologies	14	14	27	24
Amortization of purchased intangibles	9	11	20	19
Acquisition-related costs	3	5	6	17
Lease-related asset impairments and other charges	7	—	8	—
Non-GAAP income from operations	$444	$331	$841	$611

GAAP diluted net income per share	$0.85	$0.52	$1.52	$1.22
Stock-based compensation expense	0.78	0.69	1.49	1.21
Amortization of developed technologies	0.06	0.06	0.12	0.11
Amortization of purchased intangibles	0.04	0.05	0.09	0.09
Acquisition-related costs	0.01	0.02	0.03	0.07
Lease-related asset impairments and other charges	0.04	—	0.04	—
Gain on strategic investments and dispositions, net	—	(0.01)	—	(0.03)
Discrete GAAP tax items	0.01	—	(0.03)	(0.25)

Income tax effect of non-GAAP adjustments	(0.14)	(0.12)	(0.17)	(0.18)
Non-GAAP diluted net income per share	$1.65	$1.21	$3.09	$2.24

Net cash provided by operating activities	$257	$202	$691	$538
Capital expenditures	(11)	(16)	(23)	(36)
Free cash flow	$246	$186	$668	$502
____________________
(1) Totals may not sum due to rounding.
(2) In the current fiscal year, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise noted. The current year rounding presentation has been applied to all prior year amounts presented and, in certain circumstances, this change may adjust previously reported balances.